--------------------------------------------------------------------------------
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                                  SCHEDULE 14A
                                   (RULE 14a)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement        [ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                        ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                              CLEVELAND-CLIFFS INC
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                XXXXXXXXXXXXXXXX
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies: .......

     (2) Aggregate number of securities to which transaction applies: ..........

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): ............

     (4) Proposed maximum aggregate value of transaction: ......................

     (5) Total fee paid: .......................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid: ...............................................

     (2) Form, Schedule or Registration Statement No.: .........................

     (3) Filing Party: .........................................................

     (4) Date Filed: ...........................................................

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

                       [CLEVELAND-CLIFFS INC LETTERHEAD]

                                                                  March 22, 1999

To the Shareholders of
  CLEVELAND-CLIFFS INC

     The Annual Meeting of Shareholders of Cleveland-Cliffs Inc will be held at The Forum Conference Center, located in One Cleveland Center, 1375 East Ninth Street, Cleveland, Ohio 44114 on Tuesday, May 11, 1999 at 11:30 A.M. (Cleveland time).

     At the meeting, shareholders will act upon the election of Directors, a proposal to approve an amendment to the Cleveland-Cliffs Inc 1992 Incentive Equity Plan (As Amended and Restated as of May 13, 1997) and a proposal to ratify the appointment of Ernst & Young LLP as independent public accountants. An explanation of each of these matters is contained in the attached Proxy Statement.

     The Board of Directors and management believe that the proposed actions are in the best interests of your Company. Whether or not you expect to be present at the Annual Meeting, we urge you to exercise your voting right by signing and dating the enclosed proxy card and returning it in the accompanying envelope to ensure that your shares will be represented. Please note that failure to vote surrenders voting power to those who exercise their voting right. If you attend, you will be entitled to vote in person.

     We look forward to meeting with you at the Annual Meeting.

                                        Sincerely,
                                        /s/ John C. Morley
                                        JOHN C. MORLEY
                                        Chairman of the Board
                                        /s/ John S. Brinzo
                                        JOHN S. BRINZO
                                        President and Chief Executive Officer

     IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. WHETHER OR NOT YOU INTEND TO BE PRESENT, PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                       [CLEVELAND CLIFFS INC LETTERHEAD]

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                                                  March 22, 1999

Dear Shareholder:

     The Annual Meeting of Shareholders of Cleveland-Cliffs Inc, an Ohio corporation ("Company"), will be held at The Forum Conference Center, located in One Cleveland Center, 1375 East Ninth Street, Cleveland, Ohio 44114 on Tuesday, May 11, 1999 at 11:30 A.M. (Cleveland time) for the purpose of considering and acting upon:

          1. A proposal to elect 10 Directors to hold office until the next Annual Meeting of Shareholders and until their successors are elected;

          2. A proposal to approve an amendment to the Cleveland-Cliffs Inc 1992 Incentive Equity Plan (As Amended and Restated as of May 13, 1997);

          3. A proposal to ratify the appointment of Ernst & Young LLP as the firm of independent public accountants to examine the financial statements of the Company and its consolidated affiliates for the year 1999; and

          4. Such other matters as may properly come before the Annual Meeting and any adjournment or adjournments thereof.

     Shareholders of record at the close of business on March 15, 1999, are entitled to notice of and to vote at such meeting and any adjournment or adjournments thereof.

                                            Very truly yours,
                                            /s/ John E. Lenhard
                                            JOHN E. LENHARD
                                            Secretary and Associate General
                                            Counsel

     IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. WHETHER OR NOT YOU INTEND TO BE PRESENT, PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                       [CLEVELAND CLIFFS INC LETTERHEAD]

                         ------------------------------

                                PROXY STATEMENT
                         ------------------------------

                                 MARCH 22, 1999

                  SOLICITATION, USE AND REVOCATION OF PROXIES

     The accompanying proxy is solicited by the Board of Directors of Cleveland-Cliffs Inc, an Ohio corporation ("Company"), for use at the Annual Meeting of Shareholders to be held on May 11, 1999, and any adjournment or adjournments thereof ("Meeting"). Any proxy may be revoked by a later proxy, by notice to the Company in writing or in open meeting, without affecting any vote previously taken.

                      OUTSTANDING SHARES AND VOTING RIGHTS

     As of March 15, 1999, the record date for the determination of persons entitled to vote at the Meeting, there were 11,209,734 of the Company's Common Shares, par value $1.00 per share ("Common Shares"), outstanding. Each Common Share is entitled to one vote. This Proxy Statement and accompanying proxy card are being first mailed or otherwise distributed to shareholders on or about March 22, 1999.

                             ELECTION OF DIRECTORS

                                (PROPOSAL NO. 1)

     It is intended that proxies received will be voted, unless contrary instructions are given, to elect the 10 nominees named in the following table to serve until the next Annual Meeting of Shareholders and until their successors shall be elected.

     Should any nominee decline or be unable to accept such nomination to serve as Director, an event which the Company does not currently anticipate, the persons named as proxies reserve the right, in their discretion, to vote for a lesser number or for substitute nominees designated by the Directors, to the extent consistent with the Company's Regulations.

                 INFORMATION CONCERNING DIRECTORS AND NOMINEES

     Based upon information received from the respective Directors and nominees as of March 8, 1999 (except as otherwise indicated), the following information is furnished with respect to each person nominated for election as a Director.

           NAME, AGE AND PRINCIPAL OCCUPATION AND            FIRST BECAME
             EMPLOYMENT DURING PAST FIVE YEARS                 DIRECTOR
           --------------------------------------            ------------
JOHN S. BRINZO, 57, President and Chief Executive Officer of     1997
     the Company since November 10, 1997. Mr. Brinzo served
     as the Company's Executive Vice President-Finance and
     Planning from July 1, 1997 through November 9, 1997 and
     Executive Vice President-Finance and Chief Financial
     Officer since before 1994.

RONALD C. CAMBRE, 60, Chairman of the Board of Newmont           1996
     Mining Corporation, an international mining company,
     since January, 1995, President since June, 1994 and
     Chief Executive Officer since November, 1993. Mr.
     Cambre served as Vice Chairman of Newmont Mining
     Corporation from November, 1993 to December, 1994; from
     June, 1988 through September, 1993 Mr. Cambre served as
     Vice President and Senior Technical Advisor to the
     Office of the Chairman of Freeport-McMoRan Inc., a
     natural resources company. Mr. Cambre is a Director of
     Newmont Mining Corporation and W.R. Grace & Co.

ROBERT S. COLMAN, 57, Partner since February, 1991 of            1991
     Colman, Furlong & Co., and since 1996 the founder of
     Colman Partners, LLC, both private merchant banking
     firms. Mr. Colman is a Director of First Health Group
     Corp. and Van Wagoner Funds, Inc.

JAMES D. IRELAND III, 49, Managing Director since January,       1986
     1993 of Capital One Partners, Inc., a private merchant
     banking firm. Mr. Ireland is also President since
     before 1994 of Briseis Capital Corporation, a private
     merchant banking firm. Mr. Ireland was Chairman of the
     Board from 1996 until March, 1998 of Sun Coast
     Industries, Inc., a plastics producer.

G. FRANK JOKLIK, 70, President and Chief Executive Officer       1994
     since November, 1995 of MK Gold Company, an
     international mining company. Mr. Joklik was President
     and Chief Executive Officer of the Salt Lake Organizing
     Committee for the 2002 Olympic Winter Games from
     August, 1997 until February, 1999. From March, 1980
     through June, 1993 Mr. Joklik served as President and
     Chief Executive Officer of Kennecott Corporation, an
     international mining company. Mr. Joklik is a Director
     of First Security Corporation and MK Gold Company.

LESLIE L. KANUK, 69, Professor of Marketing since before         1991
     1994 at the Graduate School and University Center of
     the City University of New York. Dr. Kanuk is a former
     Chairman of the Federal Maritime Commission.

FRANCIS R. MCALLISTER, 56, President and Chief Operating         1996
     Officer since January, 1998 of ASARCO Incorporated, an
     international nonferrous metals mining company. Mr.
     McAllister served as Executive Vice President-Copper
     Operations from May, 1993 to January, 1998 and as
     Executive Vice President and Chief Financial Officer
     from April, 1992 through April, 1993 of ASARCO
     Incorporated. Mr. McAllister is a Director of ASARCO
     Incorporated and Southern Peru Copper Corporation.

           NAME, AGE AND PRINCIPAL OCCUPATION AND            FIRST BECAME
             EMPLOYMENT DURING PAST FIVE YEARS                 DIRECTOR
           --------------------------------------            ------------
JOHN C. MORLEY, 67, Chairman of the Board of the Company         1995
     since November 10, 1997 and Chairman of the
     Compensation and Organization Committee. Mr. Morley is
     President since August, 1995 of Evergreen Ventures,
     Ltd., a private investment firm. Mr. Morley is also
     retired as President and Chief Executive Officer and
     Director since before 1994 of Reliance Electric
     Company, a manufacturer of electrical, mechanical power
     transmission and telecommunications products and
     systems. Mr. Morley is a Director of AMP Incorporated,
     where he is a member of the Compensation and Management
     Development Committee, Ferro Corporation, and Lamson &
     Sessions, Inc.

STEPHEN B. ORESMAN, 66, President since January, 1991 of         1991
     Saltash, Ltd., management consultants. Mr. Oresman was
     with Booz-Allen & Hamilton, Inc., management
     consultants, for 19 years where he was Senior Vice
     President and Chairman of Booz-Allen & Hamilton
     International, and previously held manufacturing
     positions at Bausch & Lomb and Acme Steel. Mr. Oresman
     is a Director of Angram Inc., Technology Solutions
     Company and TriNet Corporate Realty Trust Inc.

ALAN SCHWARTZ, 58, Professor of Law at the Yale Law School       1991
     and Professor at the Yale School of Management since
     before 1994. Mr. Schwartz was a Professor of Law and
     Social Science at the California Institute of
     Technology from 1979 through July, 1987.

     Mr. Alton W. Whitehouse, currently a Director of the Company who will attain age 72 this year, is not standing for re-election. In addition, Mr. M. Thomas Moore, currently a Director of the Company and former Chairman and Chief Executive Officer of the Company, is not standing for re-election in accordance with the Company's governance guideline for retired officer Directors.

     THE DIRECTORS RECOMMEND A VOTE FOR EACH OF THE NOMINEES LISTED ABOVE.

                    BOARD OF DIRECTORS AND BOARD COMMITTEES

     The members of the Board of Directors have diversified professional experience in general management, mining, finance, law, education, and other fields. There is no family relationship among any of the nominees and executive officers of the Company. Nine of the ten nominees have no present or former employment relationship with the Company. None of the nominees have any business relationship with the Company. All nominees are independent Directors except Mr. Brinzo. The average age of the nominees is 61, ranging from 49 to 70. The average service of the nominees is 6 years, ranging from one year to 13 years.

     The Company has a progressive governance process with formal guidelines. During 1998, seven meetings of the Board of Directors were held and twenty-eight meetings of all Board committees were held. Directors also discharge their responsibilities by review of Company reports to Directors, visits to Company facilities, correspondence with the Chairman and the Chief Executive Officer, and telephone conferences with the Chairman, the Chief Executive Officer and Directors regarding matters of interest and concern to the Company. The Directors have Executive, Audit, Board Affairs, Compensation and Organization, Finance, Strategic Advisory, and Long Range Planning Committees. All committees regularly report their activities, actions, and recommendations to the Board. Seven Directors attended 100 percent of the meetings of the Board of Directors and Board Committees of which they were a member; four Directors attended at least 84 percent of such meetings and one Director attended 77 percent of such meetings. Absences were generally due to temporary scheduling conflicts or illness.

     The Executive Committee consists of Messrs. Morley (chairman), Brinzo, Cambre, Colman, Ireland and McAllister and Dr. Kanuk. This Committee normally meets only when action is required before a regular Board meeting. It is empowered to act for the full Board of Directors on all matters, except it has no authority to fill vacancies among Directors or in any Committee of Directors, change officers of the Company, or declare dividends. Its members presently include the chairmen of the other standing committees. The Committee held no meetings during 1998.

     The Audit Committee, consisting of Messrs. Colman (chairman), Cambre and McAllister, reviews with the Company's management, the internal auditors and the independent public accountants, the Company's policies and procedures with respect to internal control; reviews significant accounting matters; approves the audited financial statements prior to public distribution; approves any significant changes in the Company's accounting principles or financial reporting practices; reviews independent public accounting services; and recommends to the Board of Directors the firm of independent public accountants to examine the Company's financial statements. The Committee held two meetings during 1998.

     The Board Affairs Committee, consisting of Messrs. Ireland (chairman), Morley, Schwartz and Whitehouse, administers the Company's compensation plans for Directors; monitors the Board governance process and provides counsel to the Board Chairman and the Chief Executive Officer on Board governance and other matters; recommends changes in membership and responsibility of Board committees; and acts as the Board's Nominating Committee and Proxy Committee in the election of Directors. Shareholders wishing to nominate director candidates for consideration by the Committee can do so by writing to the Secretary of the Company, giving the candidate's name, appropriate biographical data and qualifications. The Committee held four meetings during 1998.

     The Compensation and Organization Committee, consisting of Messrs. Morley (chairman), Cambre, Ireland, Joklik and Oresman recommends to the Board of Directors the officers and compensation of officers; administers the Company's compensation plans for officers; reviews organization and management development; evaluates the performance of the Chief Executive Officer; and obtains the advice of outside experts with regard to compensation matters. The Committee held seven meetings during 1998.

     The Finance Committee, consisting of Mr. McAllister (chairman), Dr. Kanuk, and Messrs. Moore and Oresman, reviews the Company's financial condition, financial policies, investment plans and benefit funds management. The Committee recommends dividend and other actions to the Board of Directors. The Committee held two meetings during 1998.

     The Strategic Advisory Committee, consisting of Messrs. Morley (chairman), Brinzo, Ireland, McAllister, Moore and Oresman, reviews corporate strategy and related issues and provides counsel to the Chief Executive Officer and the Board of Directors on such matters. The Committee held eight meetings during 1998.

     The Long Range Planning Committee, consisting of the full Board of Directors with Mr. Brinzo serving as chairman, facilitates informed decisions by the Board through review of business plans and special topics of interest. The Committee held five meetings during 1998.

                            DIRECTORS' COMPENSATION

     During 1998, Directors who are not employees of the Company received an annual retainer of $20,000 and a fee of $1,000 for each Board of Directors meeting and a fee of $750 for each Board committee meeting attended. The committee chairmen, except Mr. Brinzo, each received an annual retainer of $2,500, and Mr. Morley received, in addition to his annual retainer, a monthly retainer of $10,000 as non-executive Chairman of the Board. In 1999, the Directors annual retainer fee was increased to $25,000, and the fee for each Board Committee meeting attended was increased to $1,000.

     During 1996, the Board of Directors of the Company adopted a Nonemployee Directors' Compensation Plan, which was approved by the Company's shareholders on May 14, 1996, providing for the award of 1,000 Restricted Shares to nonemployee Directors first elected to the Board after June 30, 1995. The Plan also provided that all Directors must take 50% of their retainer in Common Shares and may elect to take up to 100% of the retainer and other fees in Common Shares. In 1999, the Plan was amended to provide that all Directors must take 40% of their retainer in Common Shares and may elect to take up to 100% of the retainer and other fees in Common Shares and that any new Director joining the Board on or after January 1, 1999 will be awarded 2,000 Restricted Shares of the Company. In addition, the Plan gives nonemployee Directors the opportunity to defer all or a portion of their annual retainer and other fees, whether payable in cash or Common Shares.

     In order to attract and retain qualified Directors, the Company has had a Retirement Plan for Non-Employee Directors since 1984, which Plan was amended and restated effective as of July 1, 1995 to provide for a joint and survivorship benefit. The Plan also provides that upon completing five years of service, a non-employee Director elected before July 1, 1995 receives during his or her lifetime after retirement an amount equal to the annual retainer then paid to nonemployee Directors. In 1995, a Nonemployee Directors' Supplemental Compensation Plan was established for Directors first elected after June 30, 1995. Under such Supplemental Compensation Plan, a nonemployee Director with at least five years of service receives after retirement a quarterly amount equal to fifty percent of the stated quarterly retainer in effect at the time of retirement for the period equal to the Director's service. Under either Plan, in the event of a "change of control" causing the Director's retirement, he or she receives the retirement payment prorated for any service less than five years. Directors who join the Board on or after January 1, 1999 will not be eligible to participate in either plan.

     The Company has entered into trust agreements with Key Trust Company of Ohio, N.A. relating to the Nonemployee Directors' Compensation Plan, the Retirement Plan for Non-Employee Directors and the Nonemployee Directors' Supplemental Compensation Plan, in order to establish arrangements for the funding and payment of the Company's obligations to beneficiaries under such Plans.

     The Company entered into a retirement, non-competition, and consulting agreement, effective July 31, 1998 ("Agreement") with M. Thomas Moore, a Director of the Company, who is not seeking re-election in 1999 in accordance with the Company's governance guideline for retired officer Directors. Culminating a succession planning process, Mr. Moore voluntarily relinquished his position as Chairman and Chief Executive Officer on November 9, 1997, became an inactive employee under the Company's disability plan on January 1, 1998, and retired effective July 31, 1998. Under the Agreement, Mr. Moore is prohibited from competing with the Company for a period of five years commencing July 31, 1998, and is required to provide consulting services to the Company for a three-year period commencing August 1, 1998. Pursuant to the Agreement, the Company agreed to pay Mr. Moore a fee of $38,750 per month for 36 months commencing August 1, 1998, and to increase his pension by $5,117 per month to reflect credit for additional service and earnings.

          SECURITIES OWNERSHIP OF MANAGEMENT AND CERTAIN OTHER PERSONS

     The following table sets forth the amount and percent of Common Shares which, as of March 8, 1999 (except as otherwise indicated), are deemed under the rules of the Securities and Exchange Commission ("SEC") to be "beneficially owned" by each Director (excluding the Chief Executive Officer), by each nominee for Director, by the Company's five most highly compensated executive officers, by such persons and the other executive officers as a group, and by any person or "group" (as that term is used in the Securities Exchange Act of 1934) known to the Company as of that date to be a "beneficial owner" of more than 5% of the outstanding Common Shares.

                                                            AMOUNT AND NATURE OF "BENEFICIAL OWNERSHIP"(1)
                                                  -------------------------------------------------------------------
                                                                    INVESTMENT
             DIRECTORS AND NOMINEES                                    POWER             VOTING POWER
            (EXCLUDING DIRECTOR AND                BENEFICIAL    -----------------     -----------------   PERCENT OF
      CHIEF EXECUTIVE OFFICER J.S. BRINZO)        OWNERSHIP(2)    SOLE     SHARED       SOLE     SHARED     CLASS(3)
------------------------------------------------  ------------    ----     ------       ----     ------    ----------
Ronald C. Cambre................................       2,689       2,689       -0-       2,689       -0-        --
Robert S. Colman................................       3,225       3,225       -0-       3,225       -0-        --
James D. Ireland III............................     272,416       5,774   266,642(4)    5,774   266,642(4)    2.38%
G. Frank Joklik.................................       2,570       2,570       -0-       2,570       -0-        --
Leslie L. Kanuk.................................       3,225       3,225       -0-       3,225       -0-        --
Francis R. McAllister...........................       3,659       3,659       -0-       3,659       -0-        --
M. Thomas Moore.................................      35,000      35,000       -0-      35,000       -0-        --
John C. Morley..................................       8,415       8,415       -0-       8,415       -0-        --
Stephen B. Oresman..............................       3,225       3,225       -0-       3,225       -0-        --
Alan Schwartz...................................       1,725       1,725       -0-       1,725       -0-        --
Alton W. Whitehouse.............................       3,470       3,470       -0-       3,470       -0-        --

                                                            AMOUNT AND NATURE OF "BENEFICIAL OWNERSHIP"(1)
                                                  -------------------------------------------------------------------
                                                                    INVESTMENT
                                                                       POWER             VOTING POWER
                                                   BENEFICIAL    -----------------     -----------------   PERCENT OF
            NAMED EXECUTIVE OFFICERS              OWNERSHIP(2)    SOLE     SHARED       SOLE     SHARED     CLASS(3)
            ------------------------              ------------    ----     ------       ----     ------    ----------
John S. Brinzo..................................      43,983      43,983       -0-      43,983       -0-        --
William R. Calfee...............................      24,805      24,805       -0-      24,805       -0-        --
Thomas J. O'Neil................................      20,081      20,081       -0-      20,081       -0-        --
John W. Sanders.................................      10,703      10,703       -0-      10,703       -0-        --
A. Stanley West.................................      19,603      19,603       -0-      19,603       -0-        --
All Directors and Executive
  Officers as a Group
  (18 Persons)..................................     468,047     201,405   266,642     201,405   266,642      4.18%

                                                  AMOUNT AND NATURE OF "BENEFICIAL OWNERSHIP"(1)
                                         -----------------------------------------------------------------
                                                        INVESTMENT POWER      VOTING POWER
                                          BENEFICIAL    -----------------   -----------------   PERCENT OF
             OTHER PERSONS               OWNERSHIP(2)    SOLE     SHARED     SOLE     SHARED     CLASS(3)
             -------------               ------------    ----     ------     ----     ------    ----------
Schafer Capital Management, Inc. (5)
  101 Carnegie Center
  Princeton, NJ 08540..................    703,470      634,200    69,270   634,200    69,270      6.28%
The State Teachers Retirement
  Board of Ohio (6)
  275 East Broad Street
  Columbus, OH 43215...................    594,700      594,700       -0-   594,700       -0-      5.31%

---------------

(1) Under the rules of the SEC, "beneficial ownership" includes having or sharing with others the power to vote or direct the investment of securities. Accordingly, a person having or sharing the power to vote or direct the investment of securities is deemed to "beneficially own" the securities even if he or she has no right to receive any part of the dividends on or the proceeds from the sale of the securities. Also, because "beneficial ownership" extends to persons, such as co-trustees under a trust, who share power to vote or control the disposition of the securities, the very same securities may be deemed "beneficially owned" by two or more persons shown in the table. Information with respect to "beneficial ownership" shown in the table above is based upon information supplied by the Directors, nominees and executive officers of the Company and filings made with the SEC or furnished to the Company by any shareholder.

(2) Included in the shares shown are Common Shares subject to options granted by the Company which entitle the holder to acquire said shares within 60 days from March 8, 1999. Each of the Directors (excluding Mr. Brinzo) has such options as follows: Mr. Cambre, 500; Mr. Colman, 2,500; Mr. Ireland, 2,500; Mr. Joklik, 2,000; Dr. Kanuk, 2,500; Mr. McAllister, 500; Mr. Moore, 10,000; Mr. Morley, -0-; Mr. Oresman, 2,500; Mr. Schwartz, 1,000 and Mr. Whitehouse, 2,500; each of the named executive officers in the table has such options as follows: Mr. Brinzo, 7,000; Mr. Calfee, 4,375; Mr. O'Neil, - 0-; Mr. Sanders, -0- and Mr. West, 2,000; and the Directors and executive officers as a group have 39,875 options. Performance shares earned for the performance period 1996 - 1998 by Messrs. Brinzo, 6,348, Calfee, 6,348, O'Neil, 6,348, Sanders, 3,703, and West, 3,703 (the value of which is shown in the LTIP Payouts column of the "Summary Compensation Table" on page 7), less shares relinquished to fulfill withholding tax requirements, are included in the shares shown in the table.

(3) Less than 1%, except as otherwise indicated.

(4) Of the 272,416 shares deemed under the rules of the SEC to be beneficially owned by Mr. Ireland, he is a beneficial holder of 5,774 shares. The remaining 266,642 shares are held in trusts, substantially for the benefit of a charitable foundation, as to which Mr. Ireland is a co-trustee with shared voting and investment powers. Of such shares in trusts, Mr. Ireland has an interest in the income or corpus with respect to 18,474 shares.

(5) Except for Percent of Class, the information shown above was taken from the
    Schedule 13G, dated February 15, 1999, as filed by Strong Schafer Capital Management, LLC., Schafer Capital Management, Inc., David K. Schafer and Schafer Cullen Capital Management, Inc. with the SEC.

(6) Except for Percent of Class, the information shown above was taken from the
    Schedule 13F, as of December 31, 1998, as filed by The State Teachers Retirement Board of Ohio with the SEC.

                             EXECUTIVE COMPENSATION

     The following table sets forth all compensation earned by the Company's five most highly compensated executive officers ("named executive officers"), with respect to the years shown for services rendered to the Company and its subsidiaries.
                           SUMMARY COMPENSATION TABLE

                                                                                  LONG TERM COMPENSATION
                                                                           ------------------------------------
                                                                                          AWARDS
                                            ANNUAL COMPENSATION            ------------------------------------
                                   -------------------------------------   RESTRICTED   SECURITIES
                                                          OTHER ANNUAL       STOCK      UNDERLYING      LTIP         ALL OTHER
         NAME AND                   SALARY     BONUS     COMPENSATION(1)   AWARDS(2)     OPTIONS     PAYOUTS(3)   COMPENSATION(4)
    PRINCIPAL POSITION      YEAR     ($)        ($)            ($)            ($)          (#)          ($)             ($)
    ------------------      ----   --------   --------   ---------------   ----------   ----------   ----------   ---------------
John S. Brinzo              1998    400,000    291,000           --              -0-         -0-       220,593         16,400
President and               1997    280,729    112,000           --              -0-         -0-       309,816         11,509
Chief Executive Officer     1996    237,500    145,000           --              -0-         -0-       182,784          9,738

William R. Calfee           1998    262,500    140,000           --              -0-         -0-       220,593         10,761
Executive Vice              1997    256,250    100,000           --           45,250(5)      -0-       282,256         10,505
President-Commercial        1996    250,000    145,000           --              -0-         -0-       182,784         10,250

Thomas J. O'Neil            1998    250,000    155,000           --              -0-         -0-       220,593         10,249
Executive Vice              1997    231,000    100,000           --              -0-         -0-       206,544          9,466
President-Operations        1996    200,000    130,000           --              -0-         -0-       114,240          8,200

John W. Sanders             1998    192,000     90,000           --              -0-         -0-       128,679          7,870
Senior Vice President-      1997    188,000     64,000           --          204,688(6)      -0-           -0-          7,704
International Development   1996    175,000     85,000           --           81,250(6)      -0-           -0-          7,175

A. Stanley West             1998    189,792    108,000           --              -0-         -0-       128,679          7,779
Senior Vice                 1997    183,750     66,500           --           25,275(7)      -0-       185,900          7,531
President-Sales and         1996    175,000     87,500           --              -0-         -0-       114,240          7,174
Commercial Planning

---------------

(1) The executive officers are reimbursed for business club membership expenses and other business perquisites, in amounts that are less than the reporting thresholds established by the Securities and Exchange Commission.

(2) The aggregate number of shares of Restricted Stock held by Messrs. Brinzo, Calfee, O'Neil, Sanders and West, as of December 31, 1998 was 330, 872, 6,000, 6,200 and 494, respectively. The aggregate value of such shares as of December 31, 1998 was $13,303, $35,153, $241,875, $249,938 and $19,914,
    respectively. Dividends are payable on the shares of Restricted Stock reported in this column at the same rate as dividends on the Company's other Common Shares.

(3) The payout indicated for 1998 was determined in early 1999 for the 1996-1998 performance period under the Company's performance share program. The Company's closing stock price on March 8, 1999 of $34.75 per share was used to determine the value of the payout, which payout is to be made in shares of Common Stock.

(4) Amounts indicated for 1998 include cash contributed by the Company under the Cliffs Salaried Employees Supplemental Retirement Savings Plan as follows:
    $7,000, $6,574, $6,499, $6,152 and $6,139 on behalf of Messrs. Brinzo,
    Calfee, O'Neil, Sanders and West, respectively; and cash contributed by the Company under the Voluntary Non-Qualified Deferred Compensation Plan as follows: $9,400, $4,187, $3,750, $1,718 and $1,640 on behalf of Messrs.
    Brinzo, Calfee, O'Neil, Sanders and West, respectively.

(5) On January 1, 1997, the Company awarded 1,000 shares of Restricted Stock to Mr. Calfee. One-third of such award vested on the first and second anniversaries of the date of the award, and one-third of such award will vest on the third anniversary of the date of the award.

(6) On July 1, 1997, the Company awarded 5,000 shares of Restricted Stock to Mr. Sanders, of which one-fifth will vest on January 28, 2001 and an additional one-fifth will vest on each of the first, second, third and fourth anniversaries of the initial vesting date of the award. On January 1, 1996, the Company awarded 2,000 shares of Restricted Stock to Mr. Sanders. One-fifth of such award vested on each of the first, second and third anniversaries of the date of the award and one-fifth of such award will vest on each of the fourth and fifth anniversaries of the date of the award.

(7) On April 1, 1997, the Company awarded 600 shares of Restricted Stock to Mr. West. One-third of such award vested on the first anniversary of the date of the award, and one-third will vest on each of the second and third anniversaries of the date of the award.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

     The following table sets forth information about stock options exercised during the last fiscal year by the named executive officers, and the number of Common Shares covered by unexercised options and the aggregate value of options held at the end of such fiscal year.

                                                          NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                SHARES                   UNDERLYING UNEXERCISED        "IN-THE-MONEY" OPTIONS
                               ACQUIRED      VALUE        OPTIONS AT FY-END (#)             AT FY-END ($)
                              ON EXERCISE   REALIZED   ---------------------------   ---------------------------
            NAME                  (#)         ($)      EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
            ----              -----------   --------   -----------   -------------   -----------   -------------
John S. Brinzo                     -0-          -0-       7,000            -0-        $141,365          -0-
William R. Calfee                  -0-          -0-       4,375            -0-          88,353          -0-
Thomas J. O'Neil                   -0-          -0-         -0-            -0-             -0-          -0-
John W. Sanders                    -0-          -0-         -0-            -0-             -0-          -0-
A. Stanley West                    -0-          -0-       2,000            -0-          40,390          -0-

            LONG-TERM INCENTIVE PLANS -- AWARDS IN LAST FISCAL YEAR

     The following table sets forth information relating to the long-term incentive awards that were made on January 12, 1998 under the 1992 Incentive Equity Plan for the named executive officers.

                                                                           ESTIMATED FUTURE PAYOUTS
                                NUMBER OF         PERFORMANCE        UNDER NON-STOCK PRICE-BASED PLANS(1)
                              SHARES, UNITS         OR OTHER                  (NUMBER OF SHARES)
                                OR OTHER          PERIOD UNTIL       -------------------------------------
            NAME                 RIGHTS       MATURATION OR PAYOUT    THRESHOLD      TARGET      MAXIMUM
            ----              -------------   --------------------    ---------      ------      -------
John S. Brinzo                   15,000          1/1/98-12/31/00         3,750       15,000       26,250
William R. Calfee                 7,500          1/1/98-12/31/00         1,875        7,500       13,125
Thomas J. O'Neil                  7,500          1/1/98-12/31/00         1,875        7,500       13,125
John W. Sanders                   3,750          1/1/98-12/31/00           938        3,750        6,563
A. Stanley West                   3,750          1/1/98-12/31/00           938        3,750        6,563

---------------

(1) Estimated payout if certain performance levels are achieved. No payout occurs unless threshold performance is achieved.

     The above table presents information about performance shares granted during the year pursuant to the 1992 Incentive Equity Plan. Each performance share, if earned, entitles the holder to receive Common Shares in accordance with the above table, depending on the degree of achievement of specified Company objectives. The objectives, weighted equally at the target level, are relative total shareholder return (share price plus reinvested dividends) and value added (earnings performance in excess of the cost of capital employed) over a three-year performance period. Relative total shareholder return is determined against a predetermined group of mining and metal companies. Actual value added performance is determined based on the Company's capital employed, earnings and cost of capital. The performance shares granted represent the number of Common Shares that would be earned if the average target level of the objectives is achieved by the Company; maximum payout is 175% of the performance shares granted and represents the number of Common Shares that would be earned if a superior level of the objectives is achieved by the Company; and threshold payout is 25% of the performance shares granted and represents the number of Common Shares that would be earned if a minimum level of the objectives is achieved by the Company. Attainment of objectives is measured on a combined basis. If achievement of one objective is below threshold, achievement of the other objective must be at least at threshold for any payout to occur. The number of Common Shares earned would be reduced to the extent necessary to prevent the value of the Common Shares paid to any participant from exceeding twice the market value of the Common Shares covered by the participant's grant on the date it was granted. The Committee has the discretion to make distributions in cash in lieu of stock. The Compensation and Organization Committee ("Committee") confirmed that for the three-year performance period ending December 31, 1998, the Company achieved an average performance of 105.8 percent in respect to the Company's objectives for value added and total shareholder return. As a result, the Committee approved a payout of 59,672 shares, the value of which for the named executive officers is shown in the LTIP Payouts column of the "Summary Compensation Table" on page 7. The Company's calculated value added was $1.5 million as compared to the established target under the Performance Share Program of $6.4 million for the three-year performance period. The established target was based on a weighted average cost of capital of 12.1 percent. The Company's average total shareholder return ranked in the 64th percentile of its peer group of 36 mining and metal companies, versus the established Performance Share Program target of the 55th percentile. Each performance measure at target level is weighted 50 percent.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

COMPENSATION POLICIES

     The Company's continuing objective is to provide superior sustainable value to its shareholders and other stakeholders. The Company's compensation structure is designed to serve this objective by providing sufficient total compensation to attract and retain high-performing employees. The compensation structure places a portion of compensation at risk with the performance of the Company, the organizational unit, and the individual. The portion at risk increases with responsibility level of the employee.

     Executive compensation consists of salary, annual incentive bonus opportunity, long-term equity incentive opportunity, general employee benefits, and other minor benefits. In determining executive compensation structure, the Committee considers current Company objectives, market survey data, and recommendations of consultants and the Chief Executive Officer. A broad group of industrial companies of comparable operations scope is used for competitive surveys.

     The Company has selected the S&P Iron and Steel Group Index and the S&P Metals Mining Group Index for the comparative stock price performance graph on page 13 because no meaningful iron ore peer group index is available. The survey group for executive compensation comparison is larger than the relevant industry groups for stock price performance comparison.

     Federal income tax legislation enacted in 1993 limits the deductibility of certain executive compensation in excess of $1 million. The Company has not had such non-deductible payments and does not expect such payments for 1999. If non-deductible payments would become likely in a future year, the Committee would determine appropriate action in light of the Company's circumstances at that time. Deferral of any non-deductible compensation until retirement is a potential action in such event.

SALARIES

     The Company strives to maintain salary range midpoints at the 50th percentile of market survey data. Actual salaries reflect responsibility, performance, and experience. Salary increases are awarded periodically based on individual performance, when allowed by economic conditions.

     The named executive officers, excluding the Chief Executive Officer, received no salary merit increases in 1998. In 1997, the named executive officers, excluding the Chief Executive Officer, received an aggregate salary merit increase of 3.3 percent. Also in 1997, the same executive officers received increases aggregating 8 percent, which reflected a broad expansion of certain individual responsibilities. In 1998, one executive officer received an increase in salary to reflect a broadening of responsibility. Salaries as of the end of 1998 represent 98.6 percent of aggregate salary range midpoints of the same executive officers.

ANNUAL INCENTIVE OPPORTUNITY

     The Company maintains a Management Performance Incentive Plan ("MPI Plan") which provides an incentive opportunity for management employees of the Company and certain subsidiaries to earn an annual cash bonus. In 1994, a separate incentive plan was installed for salaried personnel at operating units and related service units in order to align incentives and responsibilities.

     Under the MPI Plan, each participant has a designated target bonus reflecting the participant's responsibility level. The target for the named executive officers ranges from 40 to 55 percent of the officer's salary range midpoint, depending on responsibility level. Target bonuses for other elected officers range from 20 to 35 percent of the respective salary range midpoint. Awards can range from zero to 200 percent of the target amount for a participant.

     Objectives for the Company and executive officers are reviewed by the Board of Directors at the beginning of each year, and related performance reports are reviewed at regular Board meetings throughout the year. At the end of each year, the Committee reviews Company, unit, and individual performance for the year in relation to past results, the current year objectives, and the competitive and economic environment. The Committee also considers the recommendations of the Chief Executive Officer in regard to all participants except himself. The Committee then determines the total bonus pool for the participants and the award to each elected officer and gives the Chief Executive Officer authority to determine final awards to non-officer participants within the total pool allowance.

     A composite judgment is made by the Committee in determining awards under the MPI Plan. The Company's earnings are a key determinant, but other accomplishments or disappointments with implications for future Company performance may also receive substantial consideration in any year. MPI Plan awards reflect the Committee's judgment of individual and unit performance in such areas as sales, new business development, operations, business technology, product and process quality, safety and environmental management, expenditure control, human resource programs, financial management, information technology, legal activities, and public affairs. The continuing benefit to the Company of the cumulative performance and experience of the participant may also be considered. All such matters are evaluated collectively without assignment of weights.

     Bonuses for the named executive officers, excluding the Chief Executive Officer, totaled $493,000 for 1998 (127 percent of their total target bonus) versus $330,500 for 1997 (91 percent of their total target bonus) and $447,500 for 1996 (135 percent of their total target bonus). In determining the 1998 bonuses for these officers, the general factors described above were considered, including the increase in 1998 earnings compared to 1997.

LONG-TERM INCENTIVE OPPORTUNITY

     The 1992 Incentive Equity Plan ("Plan"), as approved by the shareholders, is intended to align the interests of key management and the shareholders. In 1997, the Plan was amended, as approved by shareholders, to increase the number of the Company's shares available for issuance by 555,000 shares, limit the number of the Company's shares which can be issued as Restricted Shares and Deferred Shares under the Plan to 150,000 shares (excluding awards conditioned on the attainment of management objectives), provide that stock options may be transferable, prohibit the re-pricing of "underwater options", provide the Committee with additional flexibility to modify management objectives relating to performance-based awards if business circumstances warrant, and eliminate automatic granting of formula awards of stock options to Directors.

     Under the Plan, a long-term performance share program ("Performance Share Program") was installed in 1994 to further align the interests of designated executives and the shareholders in increasing return on invested capital and long-term shareholder value. The Performance Share Program provides the participants the opportunity to receive shares of Company stock or, at the Committee's discretion, equivalent cash value, based on Company performance against specific financial objectives.

     Starting in 1994, grants of performance shares are made annually to certain key employees based on responsibility level. Performance for the 1996 grants was determined for the period, 1996-1998, as described below. Performance against specific financial objectives for the 1997 and 1998 grants will be determined in early 2000 and 2001 for the three-year periods, 1997-1999 and 1998-2000, respectively. The percentage of performance shares earned can range from zero to 175 percent. For 1998, 1997 and 1996, the named executive officers, excluding the Chief Executive Officer, were granted 22,500, 20,500 and 19,000 performance shares, respectively. For a detailed description of the 1998 grants, objectives and estimated future payout opportunities, see "Long-Term Incentive Plans--Awards in Last Fiscal Year" on page 8.

     The Committee confirmed that for the three-year performance period ending December 31, 1998, the Company achieved an average performance of 105.8 percent in respect to the Company's objectives for value added and total shareholder return. As a result, the Committee approved a payout of 59,672 shares, the value of which for the named executive officers is shown in the LTIP Payouts column of the "Summary Compensation Table" on page 7. The Company's calculated value added was $1.5 million as compared to the established target under the Performance Share Program of $6.4 million for the three-year performance period. The established target was based on a weighted average cost of capital of 12.1 percent. The Company's average total shareholder return ranked in the 64th percentile of its peer group of 36 mining and metal companies, versus the established Performance Share Program target of the 55th percentile. Each performance measure at target level is weighted 50 percent.

     No general program of restricted stock awards to executive officers has existed since 1988; however, the Committee periodically uses such incentives on a selective basis, primarily for retention and recruiting purposes.

     The Committee has authorized awards of incentive stock options to certain key management employees, excluding participants in the Performance Share Program, generally with an annual limit of 130,000 shares. The exercise price of all stock options awarded under the 1992 Incentive Equity Plan has been the market price when awarded, adjusted for business spin-offs and special distributions to shareholders.

CHIEF EXECUTIVE OFFICER COMPENSATION

     Mr. Brinzo was elected President and Chief Executive Officer of the Company, effective November 10, 1997. He has 29 years with the Company and has served as a senior officer of the Company since 1987.

     On January 1, 1997, Mr. Brinzo received a salary merit increase of 5.3 percent. On July 1, 1997, his salary was increased by 10 percent reflecting an expansion of responsibility, his salary range midpoint was increased by $42,500, and his target bonus remained at 45 percent of salary range midpoint. As a result of Mr. Brinzo's election as President and Chief Executive Officer, he received a salary increase of 45.5 percent or $125,000 to $400,000, effective November 10, 1997, which brought his salary to 95 percent of his new position salary range midpoint of $423,000 with a target bonus of 55 percent of midpoint. Mr. Brinzo received no salary adjustment in 1998.

     The MPI Plan award to Mr. Brinzo for 1998 was $291,000 (125 percent of his target bonus) compared to $112,000 (91 percent of his target bonus) for 1997 and $145,000 (145 percent of his target bonus) for 1996. The Committee determined the 1998 award to Mr. Brinzo based on all matters collectively in accordance with its policy, including the increase in earnings compared to 1997. Mr. Brinzo's bonus increased 160 percent from 1997, principally reflecting his full year's service as Chief Executive Officer and increase in Company net income.

     Mr. Brinzo was granted 15,000, 6,500 and 6,000 performance shares for 1998, 1997 and 1996, respectively, under the Performance Share Program. Mr. Brinzo's 1998 Performance Share Program payout was calculated in the same way as the payout to all other participants, as discussed under Long-Term Incentive Opportunity, and the value of the payout earned by Mr. Brinzo is disclosed under the LTIP Payouts column of the "Summary Compensation Table" on page 7.

     The Chief Executive Officer is not present when the Committee reviews his performance and determines his compensation.

COMPENSATION CHANGES FOR 1999

     In 1998, the Committee retained an executive compensation consultant and designed, in conjunction with the Chief Executive Officer, certain improvements in the Company's executive compensation program. The Committee recommended and the Board of Directors approved the following improvements in executive compensation, which are effective in 1999:

     - In January, 1999, the Committee made a special one-time grant (subject to the shareholders approving in 1999 an increase in the number of Company shares available for issuance under the Plan of 550,000 shares) of non-qualified, strategic and premium priced stock options ("Strategic Options") to each elected officer to further incentivize senior management to provide value to the Company's shareholders. The Strategic Options grant was divided into three equal tranches, at the following exercise price for each tranche: (i) tranche A was priced at 25% above the Company's current market value on the date of the grant; (ii) tranche B was priced at 50% above current market value; and (iii) tranche C was priced at 75% above current market value. The current market value per share on the date of grant of the Strategic Options was $43.3125. All three tranches will be exercisable over a ten-year period; however, the Strategic Options normally do not vest until the beginning of the fifth year and may not be exercised until the beginning of the fifth year. The Committee in 1999 granted a total of 326,000 Strategic Options, of which the named executive officers, excluding the Chief Executive Officer, were granted 120,000 Strategic Options, and of which the Chief Executive Officer was granted 80,000 Strategic Options.

     - Under the Company's Voluntary Non-Qualified Deferred Compensation Plan ("VNQDC Plan"), officers and other senior management employees are permitted to defer, on a pre-tax basis, all or a portion of their base salary, their bonus under the MPI Plan, or their common stock award or cash award which may be payable under the Performance Share Program. The changes to the VNQDC Plan would permit a participant to exchange up to 100% of a participant's cash bonus award under the MPI Plan for Company stock ("Exchanged Shares") based upon the market price of the Company stock on the deferral date of the bonus payment into the VNQDC Plan. In the event of such exchange, the Company would match for the participant the Exchanged Shares with "restricted shares" of Company common stock equal to 25 percent of the market value of the Exchanged Shares, so that the Participant would have both Exchanged Shares and restricted shares. Exchanged Shares must be deferred for at least five years. Restricted shares will have a five-year vesting period. If a participant leaves the Company during the restriction period for reasons other than retirement, disability or death, the restricted shares and related dividends are forfeited.

     - Under the MPI Plan, the total cash bonus pool will be determined based on a percentage of the Company's pre-tax return on net assets for the year ("Rona"). Individual participant bonuses will be based on Rona and individual accomplishments as determined by the Chief Executive Officer and the Committee. The Chief Executive Officer, with approval of the Committee, may distribute a pool of funds equal to 10% of the target bonus to participants on a purely discretionary basis.

     - Stock ownership guidelines were adopted for elected officers, which guidelines include Company shares owned outright; shares owned in a 401(k) or other savings plan, including Company matching shares in those plans; shares of restricted stock, and shares held in an executive officer's VNQDC Plan account. The ownership guidelines, based on salary grade mid-points are: (i) for the Chief Executive Officer, a value of shares equal to 4 times 1998 base salary; (ii) for the Executive and Senior Vice Presidents, a value of shares equal to 2.5 times 1998 base salary; and (iii) for other elected officers, a value of shares equal to
       1.5 times 1998 base salary. Presently, the Committee has not established a timetable for reaching the guideline ownership levels.

COMPANY PERFORMANCE COMPARISONS

     For the five-year period, 1994-1998, the total return on the Company's Common Shares was 26.4 percent which exceeded the total returns of the S&P Iron and Steel Group and the S&P Metals Mining Group, but trailed the strong return of the S&P 500 Stock Index. For the year 1998, the total return was a negative 9 percent, which was better than the peer group returns, but below the strong return for the broader market.

                                                             TOTAL SHAREHOLDER
                                                                  RETURN
                                                            -------------------
                                                            YEAR     FIVE YEARS
                                                            1998     1994-1998
                                                            -----    ----------
Cleveland-Cliffs Inc......................................   (9.0)%     26.4%
S&P Iron and Steel Group Index............................  (13.3)     (29.5)
S&P Metals Mining Group Index.............................  (28.0)     (36.2)
S&P 500 Stock Index.......................................   28.6      193.8

     The Committee believes that the long-term and cyclical nature of the Company's business can make shorter-term comparison of executive compensation and stock prices misleading. The Committee also believes that the Company's compensation structure provides appropriate alignment of the long-term interest of key management, the Company, and its shareholders.

     The foregoing report has been furnished by the members of the Compensation and Organization Committee as set forth below:

                                  J. C. Morley, Chairman
                                  R. C. Cambre
                                  J. D. Ireland III
                                  G. F. Joklik
                                  S. B. Oresman

                         SHAREHOLDER RETURN PERFORMANCE

     The following graph shows changes over the past five-year period in the value of $100 invested in: (1) Cliffs' Common Shares; (2) S&P 500 Stock Index;
(3) S&P Iron and Steel Group Index; and (4) S&P Metals Mining Group Index. The values of each investment are based on price change plus reinvestment of all dividends.

                                FIVE-YEAR CUMULATIVE TOTAL RETURNS
                            VALUE OF $100 INVESTED AT DECEMBER 31, 1993

                                                                                       S&P IRON AND STEEL     S&P METALS MINING
                                           CLIFFS' COMMON            S&P 500                 GROUP                  GROUP
                                           --------------            -------           ------------------     -----------------
1993                                            100                    100                    100                    100
1994                                            102                    101                     97                    117
1995                                            117                    139                     90                    129
1996                                            134                    171                     81                    132
1997                                            139                    229                     81                     89
1998                                            126                    294                     70                     64

                                       VALUE AT DECEMBER 31

Cliffs' Common                  100            102            117            134           139            126
S&P 500                         100            101            139            171           229            294
S&P Iron and Steel Group        100             97             90             81            81             70
S&P Metals Mining Group         100            117            129            132            89             64

                                PENSION BENEFITS

     The following table shows the approximate maximum annual pension benefit under the Company's qualified pension plans, together with the Supplemental Plan described below, which would be payable to employees in various compensation classifications at age 65 with representative years of service. The amounts listed in the table are computed on an automatic joint and survivorship annuity basis and are subject to an offset of 50% of Social Security benefits through December 31, 1999 and the equivalent offset thereafter.

       AVERAGE ANNUAL
    COMPENSATION FOR 60                                          ANNUAL BENEFITS FOR
    HIGHEST CONSECUTIVE                                      YEARS OF SERVICE INDICATED
     MONTHS IN LAST 120        ---------------------------------------------------------------------------------------
MONTHS PRECEDING RETIREMENT      15 YRS.        20 YRS.        25 YRS.        30 YRS.        35 YRS.        40 YRS.
---------------------------    ------------   ------------   ------------   ------------   ------------   ------------
          $100,000               $ 28,425       $ 36,300       $ 44,175       $ 52,050       $ 59,925       $ 67,800
           150,000                 40,238         52,050         63,863         75,675         87,488         99,300
           200,000                 52,050         67,800         83,550         99,300        115,050        130,800
           250,000                 63,863         83,550        103,238        122,925        142,613        162,300
           300,000                 75,675         99,300        122,925        146,550        170,175        193,800
           350,000                 87,488        115,050        142,613        170,175        197,738        225,300
           400,000                 99,300        130,800        162,300        193,800        225,300        256,800
           450,000                111,113        146,550        181,988        217,425        252,863        288,300
           500,000                122,925        162,300        201,675        241,050        280,425        319,800
           550,000                134,738        178,050        221,363        264,675        307,988        351,300

     The table is based on a 1 1/2% pension formula, includes the impact of a 5% add-on for employees who retire at age 65 under the normal retirement provision, with at least fifteen years of service, between January 1, 1994 and June 30, 2000, and includes a $400 monthly pension supplement payable for 12 months after retirement for employees who retire at age 65 with at least ten years of service, after December 31, 1996 and prior to June 30, 2000. The Internal Revenue Code of 1986 ("Code") places limitations on the benefits which may be paid from a qualified pension plan. The Company has a nonqualified Supplemental Retirement Benefit Plan ("Supplemental Plan") providing for the payment from general funds of the benefits which would be lost by Supplemental Plan participants as a result of present or future Code or other government limitations.

     The compensation used to determine benefits under the Company's pension plans is the sum of salary and bonus paid to a participant during a calendar year. Pensionable earnings for each of the Company's named executive officers during 1998 include the amount shown for 1998 in the Salary column of the "Summary Compensation Table" on page 7, plus the amount of bonus earned in 1997 and paid in 1998, as shown in the Bonus column of the Summary Compensation Table for 1997. Pensionable earnings in 1998 for Messrs. Brinzo, Calfee, O'Neil, Sanders and West were $512,000, $362,500, $350,000, $256,000 and $256,292, respectively. Messrs. Brinzo, Calfee, O'Neil, Sanders and West have 29, 26, 7, 3, and 31 years, respectively, of credited service under the Company's qualified pension plan.

                          AGREEMENTS AND TRANSACTIONS

     The Company has agreements with John S. Brinzo, Director, President and Chief Executive Officer, William R. Calfee, Executive Vice President-Commercial and Thomas J. O'Neil, Executive Vice President-Operations, dated June 30, 1997 ("Agreements"), which specify certain financial arrangements that the Company will provide upon the termination of such individuals' employment with the Company under certain circumstances. The Agreements are intended to ensure continuity and stability of executive management of the Company. The Agreements provide that, in the event of a "change of control" of the Company (as defined in the Agreements), such individuals would continue their employment with the Company in their then current positions for a period of 3 years following such "change of control". The Agreements also provide for vesting of all performance share grants at target objective levels.

     Under the Agreements, during the 3-year period following a "change of control", each officer would be entitled to receive base pay and opportunities for incentive compensation equivalent to that received prior to the "change of control", and to continue participation in employee benefit plans. The Agreements also provide that the officer would receive age and service pension credit through the 3-year term for pension benefit purposes and provide 1 year of prior actual "industry service" credit for every 2 years of service with the Company for the sole purpose of determining when the officer would be eligible for commencement of a 30-year pension benefit. If during the 3-year period, the officer is terminated by the Company without "cause", becomes disabled, or resigns after (i) not being maintained in his prior position, (ii) being reduced in duties, compensation or benefits, (iii) determining he is unable to carry out his duties and responsibilities, or (iv) being relocated or required to travel excessively without his consent, such officer would be entitled (a) to lump sum payments of the then present value of the base pay and incentive compensation that he would be entitled to receive under the Agreement for the greater of 1 year or the remainder of the 3-year period, (b) to a lump sum payment of the then present value of the pension benefits that he would be entitled to receive under the Agreement for the remainder of the 3-year term, and (c) to continue participation in medical and other welfare benefit plans for the greater of 1 year or the remainder of the 3-year period. The Agreements also entitle the officers to medical and life insurance benefit continuation for life upon retirement or following termination, unless the termination was for "cause". In addition, the Agreements provide that the officers are eligible for reimbursement of reasonable outplacement expenses. The Company will protect the officers against any imposition of excise tax on "excess parachute" payments under the Code by providing "gross up" payments to the officers. Such Agreements expire January 31, 2000.

     None of these arrangements create employment obligations for the Company unless a "change of control" has occurred, prior to which time the Company and such officers each reserve the right to terminate their employment relationship. Both before and after the occurrence of a "change of control", the Company may terminate the employment of any of such officers for "cause", without an obligation to pay severance compensation or benefits.

     During 1997, the Board of Directors of the Company approved the renewal to January 1, 2000 of the Severance Pay Plan for Key Employees ("Severance Plan") which presently covers 19 key employees. The Severance Plan is designed to assure continuity, stability, and fair treatment of employees in key positions in the event of a "change of control" of the Company (as defined in the Severance Plan). Under the Severance Plan, if during the 3-year period following a "change of control" a participant is terminated by the Company without "cause" or resigns after (i) not being maintained in his or her prior position, (ii) being reduced in compensation or benefits, (iii) determining he or she is unable to carry out his or her duties and responsibilities, or (iv) being relocated or required to travel excessively without consent, he or she is entitled to receive
(a) a lump sum payment in the amount of 1 or 2 years of base pay and incentive compensation (depending upon position), (b) age and service credit for the full 3-year term for pension benefit purposes, and (c) 1 year of prior actual "industry service" credit for every 2 years of service with the Company for the purpose of determining eligibility for commencement of 30-year pension and other benefits. Participants are entitled to vesting of all performance share grants at target objective levels, and to continue participation in health and life insurance plans for 1 or 2 years or (if earlier) until covered by similar plans sponsored by a subsequent employer, and are entitled to medical and life insurance benefit continuation for life following termination, beginning upon the date that the participant would have had 30 years of service with the Company without such termination (including credit for the 3-year term and "industry service" as described above). Also, participants are eligible for reimbursement of reasonable outplacement expenses. Individuals who would be covered by the Severance Plan, but who receive severance pay and benefits pursuant to a "change of control" employment agreement or another plan or agreement signed on behalf of the Company, are not entitled to benefits under the Severance Plan. All benefits payable under the Severance Plan are to be derived from the Company's then current operating funds. None of the obligations of the Company described above exist unless a "change of control" has occurred. The Company will protect the participant against imposition of any excise tax on "excess parachute" payments under the Code by providing "gross up" payments to the participant. Such Severance Plan, as modified, expires December 31, 1999.

     The Company has two trust agreements with Key Trust Company of Ohio, N.A. which relate to the Agreements and the Severance Plan. The first such trust agreement provides for the payment of the benefits arising under the Agreements, and the second trust agreement provides for reimbursement of legal fees and expenses incurred by the officers in enforcing their rights under the Agreements and by the key employees under the Severance Plan.

     The Company has indemnification agreements ("Indemnification Agreements") with each current member of the Board of Directors. The form and execution of the Indemnification Agreements were approved by the Company's shareholders at the Annual Meeting convened on April 29, 1987. Such agreements essentially provide that to the extent permitted by Ohio law, the Company will indemnify the indemnitee against all expenses, costs, liabilities and losses (including attorneys' fees, judgments, fines or settlements) incurred or suffered by the indemnitee in connection with any suit in which the indemnitee is a party or otherwise involved as a result of his service as a member of the Board or as an officer. In connection with the foregoing Indemnification Agreements, the Company has entered into a trust agreement with Key Trust Company of Ohio, N.A. pursuant to which the parties to the Indemnification Agreements may be reimbursed with respect to enforcing their respective rights under the agreements.

     In order to promote mutual appreciation of management and union interests, the Company and the United Steel Workers of America ("USWA") reached agreement in 1996 on a process to jointly designate a member of the Board of Directors of the Company, pursuant to a general understanding between the USWA and certain Company subsidiaries reached in 1993. Such designee would be subject to annual nomination by the Company, election by vote of the shareholders, and all laws and Company policies applicable to the Board of Directors. In the event a member is jointly designated in the future, the total number of Directors will be increased to include such designee. The agreement expires on August 1, 1999.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 ("Exchange Act") requires the Company's Directors and officers and persons who own 10% or more of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC. Directors, officers and 10% or greater shareholders are required by SEC regulations to furnish the Company with copies of all Forms 3, 4 and 5 they file.

     Based solely on the Company's review of the copies of such forms it has received, and written representations by such persons, the Company believes that all of its Directors and officers complied with all filing requirements applicable to them with respect to transactions in the Company's equity securities during the fiscal year ended December 31, 1998.

             APPROVAL OF AMENDMENT TO THE CLEVELAND-CLIFFS INC 1992
                             INCENTIVE EQUITY PLAN
                  (AS AMENDED AND RESTATED AS OF MAY 13, 1997)

                                (PROPOSAL NO. 2)

GENERAL

     The Cleveland-Cliffs Inc 1992 Incentive Equity Plan (As Amended and Restated as of May 13, 1997) ("Plan"), which was originally approved by shareholders at the Company's 1992 Annual Meeting of Sharehold-ers and was approved as amended and restated at the 1997 Annual Meeting of Shareholders, affords the Compensation and Organization Committee of the Board of Directors ("Compensation Committee") the ability to provide incentive compensation awards designed to attract and retain high-performing employees. On March 9, 1999, the Board of Directors adopted an amendment to the Plan ("Amendment"), subject to the approval by the Company's Shareholders at the 1999 Annual Meeting of Shareholders, to increase the number of shares available under the Plan by 550,000 shares. The reason for amending the Plan at this time is to provide for the special one-time grant of non-qualified, strategic and premium priced Option Shares ("Strategic Options") approved by the Compensation Committee in January 1999, subject to the approval of the Amendment by the Shareholders at the 1999 Annual Meeting. After giving effect to the Strategic Options and all other outstanding awards, 376,483 shares will remain available under the Plan as amended by the Amendment ("Amended Plan") for future awards. The Amendment does not make any other changes in the Plan as approved by shareholders in 1997.

     None of the executive officers has received any awards of stock options since 1990, because the Company has relied primarily on awards of Performance Shares during recent years to provide the long-term component of executive officer compensation. In order to drive superior sustained performance over an extended period, the Compensation Committee granted 326,000 Strategic Options to elected officers effective January 12, 1999 subject to approval of the Amendment. This one-time grant of Strategic Options furthers the Company's compensation objectives by providing additional incentive to elected officers to create shareholder value. The Strategic Options will not vest until the beginning of the fifth year from the date of grant. All of the Strategic Options have a ten-year term and are priced above the current market value of the Common Shares at the date of grant. The current market value per share on the date of grant of the Strategic Options was $43.3125. One-third of the Strategic Options are priced 25% above current market value on the date of grant; one-third are priced 50% above current market value on the date of grant; and one-third are priced 75% above current market value on the date of grant. Additional information about the Strategic Options is contained in the table below under "Plan Benefits."

     A summary description of the Amended Plan is set forth below. The full text of the Amendment is annexed to this Proxy Statement as Appendix A.

SUMMARY OF AMENDED PLAN

     General. Under the Amended Plan, the Compensation Committee is authorized to make awards of options to purchase Common Shares ("Option Rights"), awards of restricted shares ("Restricted Shares") or deferred shares ("Deferred Shares") and awards of performance shares ("Performance Shares") and performance units ("Performance Units"). The terms applicable to awards of the various types, including those terms that may be established by the Compensation Committee when making or administering particular awards, are set forth in detail in the Amended Plan.

     Shares Available Under the Amended Plan. Subject to adjustment as provided in the Amended Plan, the number of Common Shares that may be issued or transferred (a) upon the exercise of Option Rights, (b) as Restricted Shares,
(c) in payment of Performance Shares or Performance Units that have been earned,
(d) as Deferred Shares, or (e) in payment of dividend equivalents paid with respect to awards made under the Amended Plan, may not exceed 1,700,000 in the aggregate (595,000 of which were approved by shareholders in 1992, 555,000 of which were approved in 1997, and 550,000 of which are being added by the Amendment). The Plan currently authorizes the issuance of 1,150,000 Common Shares, of which as of March 15, 1999, 192,533 Common Shares had been issued or transferred to participants under the Plan (excluding 46,829 Restricted Shares subject to forfeiture), 804,984 Common Shares were subject to outstanding awards (which includes 432,917 shares subject to outstanding stock options, but excludes the Strategic Options referred to above, which are subject to shareholder approval of the Amendment, and assumes maximum payout of all outstanding Performance Shares granted) and 152,483 Common Shares were available for future awards. If the Amendment adding 550,000 shares to the Plan is approved, 326,000 shares under the Plan will be used to provide for the one-time grant of Strategic Options and, after giving effect to the 326,000 Strategic Options, 376,483 Common Shares will remain available for future awards.

     The number of Restricted Shares that are not conditioned on attainment of Management Objectives, plus the number of Deferred Shares cannot (after taking forfeitures into account) exceed 150,000. Such Common Shares may be shares of original issuance or treasury shares or a combination of both. Upon the payment of any option price by the transfer to the Company of Common Shares or upon satisfaction of any withholding amount by means of transfer or relinquishment of Common Shares, there will be deemed to have been issued or transferred under the Plan only the net number of Common Shares actually issued or transferred by the Company.

     Eligibility. Officers, including officers who are members of the Board of Directors, and key employees of the Company and its subsidiaries may be selected by the Compensation Committee to receive benefits under the Amended Plan.

     Option Rights. Option Rights may be granted which entitle the optionee to purchase Common Shares at a price equal to or greater than market value at the date of grant. The option price is payable in cash at the time of exercise; by the transfer to the Company of nonforfeitable unrestricted Common Shares owned by the optionee having a value at the time of exercise equal to the option price; any other legal consideration the Compensation Committee may deem appropriate; or a combination of such payment methods. Any grant may provide for deferred payment of the option price from the proceeds of sale through a bank or broker on the date of exercise of some or all of the Common Shares to which the exercise relates. The Compensation Committee has the authority to specify at the time Option Rights are granted that Common Shares will not be accepted in payment of the option price until they have been owned by the optionee for a specified period. However, the Amended Plan does not require any such holding period and would permit immediate sequential exchanges of Common Shares at the time of exercise of Option Rights.

     The Compensation Committee may, at or after the date of grant of any Option Rights (other than the grant of Incentive Stock Options), provide for the payment of dividend equivalents to the optionee on a current, deferred or contingent basis or may provide that such equivalents be credited against the option price.

     No Option Right may be exercisable more than ten years from the date of grant. Each grant must specify the period of continuous employment with the Company or any subsidiary that is necessary before the Option Rights will become exercisable and may provide for the earlier exercise of such Option Rights in the event of a "change of control" of the Company or other similar transaction or event. Successive grants may be made to the same optionee whether or not Option Rights previously granted remain unexercised.

     Restricted Shares. An award of Restricted Shares involves the immediate transfer by the Company to a participant of ownership of a specific number of Common Shares in consideration of the performance of services. The participant is entitled immediately to voting, dividend and other ownership rights in such shares. The transfer may be made without additional consideration or in consideration of a payment by the participant that is less than current market value, as the Compensation Committee may determine. The Compensation Committee may condition the award on the achievement of Management Objectives.

     Restricted Shares must be subject to a "substantial risk of forfeiture" within the meaning of Section 83 of the Code for a period to be determined by the Compensation Committee. An example would be a provision that the Restricted Shares would be forfeited if the participant ceased to serve the Company as an officer or key employee during a specified period of years. In order to enforce these forfeiture provisions, the transferability of Restricted Shares will be prohibited or restricted in a manner and to the extent prescribed by the Compensation Committee for the period during which the forfeiture provisions are to continue. The Compensation Committee may provide for a shorter period during which the forfeiture provisions are to apply in the event of a "change of control" of the Company or other similar transaction or event.

     Deferred Shares. An award of Deferred Shares constitutes an agreement by the Company to deliver Common Shares to the participant in the future in consideration of the performance of services, but subject to the fulfillment of such conditions during the Deferral Period as the Compensation Committee may specify. During the Deferral Period, the participant has no right to transfer any rights under his or her award and no right to vote them, but the Compensation Committee may, at or after the date of award, authorize the payment of dividend equivalents on such Shares on either a current or deferred or contingent basis, either in cash or additional Common Shares. Awards of Deferred Shares may be made without additional consideration or in consideration of a payment by such participant that is less than the market value per share at the date of award.

     Deferred Shares must be subject to a Deferral Period, as determined by the Compensation Committee at the date of the award, except that the Compensation Committee may provide for a shorter Deferral Period in the event of a "change of control" of the Company or other similar transaction or event.

     Performance Shares and Performance Units. A Performance Share is the equivalent of one Common Share, and a Performance Unit is the equivalent of $1.00. A participant may be granted any number of Performance Shares or Performance Units. Such participant will be given one or more Management Objectives to meet within a specified performance period. Such performance period may be subject to earlier termination in the event of a "change of control" of the Company or other similar transaction or event. A minimum level of acceptable achievement may also be established by the Compensation Committee. If by the end of the performance period the participant has achieved the specified Management Objectives, he or she will be deemed to have fully earned the Performance Shares or Performance Units. If the participant has not achieved the Management Objectives, but has attained or exceeded the predetermined minimum, he or she will be deemed to have partly earned the Performance Shares and/or Performance Units (such part to be determined in accordance with a formula). To the extent earned, the Performance Shares and/or Performance Units will be paid to the participant at the time and in the manner determined by the Compensation Committee in cash, Common Shares or in any combination thereof.

     Management Objectives. Management Objectives may be described either in terms of Company-wide objectives or objectives that are related to performance of the division, subsidiary, department or function within the Company or a subsidiary in which the participant is employed. If the Compensation Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the Management Objectives unsuitable, the Compensation Committee may modify such Management Objectives or the related minimum acceptable level of achievement, in whole or in part, as the Compensation Committee deems appropriate and equitable.

     Transferability. Except as otherwise determined by the Compensation Committee, no Option Right or other award under the Amended Plan is transferable by a participant other than by will or the laws of descent and distribution. Except as otherwise determined by the Compensation Committee, Option Rights are exercisable during the optionee's lifetime only by him or her.

     The Compensation Committee may specify at the date of grant that part or all of the Common Shares that are (i) to be issued or transferred by the Company upon exercise of Option Rights, upon termination of the Deferral Period applicable to Deferred Shares or upon payment under any grant of Performance Shares or Performance Units or (ii) no longer subject to the substantial risk of forfeiture and restrictions on transfer referred to above under "Restricted Shares", shall be subject to further restrictions on transfer.

     Adjustments. The maximum number of shares that may be issued and delivered under the Amended Plan, the number of shares covered by outstanding Option Rights and the prices per share applicable thereto, are subject to adjustment in the event of stock dividends, stock splits, combinations of shares, recapitalizations, mergers, consolidations, spin-offs, reorganizations, liquidations, issuances of rights or warrants, and similar events. In the event of any such transaction or event, the Compensation Committee, in its discretion, may provide in substitution for any or all outstanding awards under the Amended Plan such alternative consideration as it, in good faith, may determine to be equitable in the circumstances and may require the surrender of all awards so replaced. The Compensation Committee may also make or provide for such adjustments in the numbers of shares described above under "Shares Available under the Amended Plan" as the Compensation Committee may determine appropriate to reflect any transaction or event described above in this paragraph.

     Administration and Amendments. The Amended Plan is to be administered by a committee of the Board (or subcommittee thereof) consisting of not less than three "Nonemployee Directors" within the meaning of Rule 16b-3 under the Exchange Act.

     The Compensation Committee, which has been appointed by the Board of Directors to act as the administering committee under the Amended Plan, is authorized to interpret the Amended Plan and related agreements and other documents. The Compensation Committee may make awards to employees under any or a combination of all of the various categories of awards that are authorized under the Amended Plan, or in its discretion, make no awards. The Amended Plan may be amended from time to time by the Compensation

Committee. However, any amendment which must be approved by the shareholders of the Company in order to comply with applicable law or the rules of the principal national securities exchange upon which the Common Shares are traded or quoted will not be effective unless and until such approval has been obtained in compliance with such applicable law or rules. Presentation of the Amended Plan or any amendment thereof for shareholder approval is not to be construed to limit the Company's authority to offer similar or dissimilar benefits through plans that are not subject to shareholder approval.

     The Compensation Committee may provide for special terms for awards to participants who are foreign nationals or who are employed by the Company or any of its subsidiaries outside of the United States of America as the Compensation Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom.

     The Compensation Committee may not, without the further approval of the shareholders of the Company, authorize the amendment of any outstanding Option Right to reduce the option price. Furthermore, no Option Right may be cancelled and replaced with awards having a lower option price without further approval of the shareholders of the Company.

     If the Amendment is not approved, the Plan remains in effect.

     General. The closing price of the common stock of the Company on March 8, 1999, as reported in the Wall Street Journal, was $34.75 per share.

PLAN BENEFITS

     It is not possible to determine future awards that will be received by participants in the Amended Plan. Grants or awards under the Plan during the fiscal year 1998 and through January 12, 1999 were made to the named executive officers, other officers, key employees and Directors, as indicated in the table below. The stock options listed below as granted during 1999 (except for 128,150 stock options granted to the Non-Executive Officer Employee Group) are the Strategic Options described above. The current market value per share on the date of grant of the Strategic Options was $43.3125. One-third of the Strategic Options were priced 25% above current market value on the date of grant; one-third were priced 50% above current market value on the date of grant; and one-third were priced 75% above current market value on the date of grant.

                                                   STOCK
                                                  OPTIONS      RESTRICTED SHARES        PERFORMANCE SHARES
                                        GRANT/    GRANTED           AWARDED                GRANTED (2)
                                        AWARD     -------    ----------------------    --------------------
          NAME AND POSITION              YEAR     NUMBER     NUMBER    VALUE ($)(1)    NUMBER    VALUE ($)
          -----------------             ------    -------    ------    ------------    ------    ----------
John S. Brinzo                           1998         -0-      -0-            -0-     15,000(3)     660,938
President and Chief Executive Officer    1999      80,000(5)   -0-            -0-     16,000(4)     692,500
William R. Calfee                        1998         -0-      -0-            -0-      7,500(3)     330,469
Executive Vice President -- Commercial   1999      40,000(5)   -0-            -0-      8,000(4)     346,250
Thomas J. O'Neil                         1998         -0-      -0-            -0-      7,500(3)     330,469
Executive Vice President -- Operations   1999      40,000(5)   -0-            -0-      8,000(4)     346,250
John W. Sanders                          1998         -0-      -0-            -0-      3,750(3)     165,234
Senior Vice President --                 1999      20,000(5)   -0-            -0-      4,000(4)     173,125
International Development
A. Stanley West                          1998         -0-      -0-            -0-      3,750(3)     165,234
Senior Vice President --                 1999      20,000(5)   -0-            -0-      4,000(4)     173,125
Sales & Commercial Planning
Executive Group (including above         1998         -0-    5,000        271,250     44,250(3)   1,949,766
  named executive officers)              1999     250,000(5)   -0-            -0-     48,000(4)   2,077,500
Non-Executive Director Group             1998         -0-      -0-            -0-       -0-             -0-
                                         1999         -0-      -0-            -0-       -0-             -0-
Non-Executive Officer Employee Group     1998     128,450(6)                          16,250(3)     716,016
                                         1999     204,150(7)   -0-            -0-     18,200(4)     787,719

---------------

(1) Reflects value on date of award.

(2) Assumes achievement at target level of performance and reflects value as of date of grant.

(3) Reflects awards granted on January 12, 1998 for performance period 1998-2000, but not yet earned.

(4) Reflects awards granted on January 11, 1999 for performance period 1999-2001, but not yet earned.

(5) Reflects grants of Strategic Options on January 12, 1999, priced as described above.

(6) Reflects grants of stock options on January 13, 1998, priced at $44.5625.

(7) Reflects grants of 128,150 stock options on January 12, 1999, priced at $43.375, and grants of 76,000 Strategic Options on January 12, 1999, priced as described above.

     In addition, from the inception of the Plan through 1997, 206,450 stock options were granted to the Non-Executive Officer Employee Group and 26,500 stock options were granted to the Non-Executive Director Group.

FEDERAL INCOME TAX ASPECTS

     Following is a brief summary of certain of the Federal income tax consequences of certain transactions under the Amended Plan based on Federal income tax laws in effect on January 1, 1998. This summary is not intended to be exhaustive and does not describe state or local tax consequences.

TAX CONSEQUENCES TO PARTICIPANTS

     Non-Qualified Stock Options. In general, (i) no income will be recognized by an optionee at the time a Non-Qualified Stock Option is granted; (ii) at exercise, ordinary income will be recognized by the optionee in an amount equal to the difference between the option price paid for the shares and the fair market value of the shares, if unrestricted, on the date of exercise; and (iii) at sale, appreciation (or depreciation) after the date of exercise will be treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held.

     Incentive Stock Options. No income generally will be recognized by an optionee upon the grant or exercise of an Incentive Stock Option. If Common Shares are issued to the optionee pursuant to the exercise of an Incentive Stock Option, and if no disqualifying disposition of such shares is made by such optionee within 2 years after the date of grant or within 1 year after the transfer of such shares to the optionee, then upon sale of such shares, any amount realized in excess of the option price will be taxed to the optionee as a long-term capital gain and any loss sustained will be a long-term capital loss.

     If Common Shares acquired upon the exercise of an Incentive Stock Option are disposed of prior to the expiration of either holding period described above, the optionee generally will recognize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of such shares at the time of exercise (or, if less, the amount realized on the disposition of such shares if a sale or exchange) over the option price paid for such shares. Any further gain (or loss) realized by the participant generally will be taxed as short-term or long-term capital gain (or loss) depending on the holding period.

     Restricted Shares. The recipient of Restricted Shares generally will be subject to tax at ordinary income rates on the fair market value of the Restricted Shares reduced by any amount paid by the participant at such time as the shares are no longer subject to forfeiture or restrictions on transfer for purposes of Section 83 of the Code ("restrictions"). However, a recipient who so elects under Section 83(b) of the Code within 30 days of the date of transfer of the shares will have taxable ordinary income on the date of transfer of the shares equal to the excess of the fair market value of such shares (determined without regard to the restrictions) over the purchase price if any, of such Restricted Shares. If a Section 83(b) election has not been made, any dividends received with respect to Restricted Shares subject to restrictions generally will be treated as compensation that is taxable as ordinary income to the participant.

     Deferred Shares. No income generally will be recognized upon the award of Deferred Shares. The recipient of a Deferred Share award generally will be subject to tax at ordinary income rates on the fair market value of unrestricted Common Shares on the date that such shares are transferred to the participant under the award, reduced by any amount paid by the participant, and the capital gains/loss holding period for such shares will also commence on such date.

     Performance Shares and Performance Units. No income generally will be recognized upon the grant of Performance Shares or Performance Units. Upon payment with respect to Performance Shares or Performance Units earned, the recipient generally will be required to include as taxable ordinary income in the year of receipt an amount equal to the amount of cash received and the fair market value of any unrestricted Common Shares received.

     Special Rules Applicable to Officers and Directors. In limited circumstances where the sale of stock received as a result of a grant or award could subject an officer or director to suit under Section 16(b) of the Exchange Act, the tax consequences to the officer or director may differ from the tax consequences described above. In these circumstances, unless a special election has been made, the principal difference usually will be to postpone valuation and taxation of the stock received so long as the sale of the stock received could subject the officer or director to suit under Section 16(b) of the Exchange Act, but no longer than six months.

TAX CONSEQUENCES TO PARTICIPANTS' EMPLOYERS

     To the extent that a participant recognizes ordinary income in the circumstances described above, the participant's employer will generally be entitled to a corresponding deduction, provided, among other things, that such income meets the test of reasonableness, does not along with other income of the participant exceed the limitation on deductible compensation under Section 162(m) of the Code, is an ordinary and necessary business expense, and is not an "excess parachute payment," and that any applicable withholding obligations are satisfied.

ACCOUNTING TREATMENT

     Performance Shares and Performance Units will require a charge against income of the Company periodically representing increases in the value of the anticipated benefits. In the case of Performance Shares and Performance Units, such charge is based on the value expected to be paid out in shares or cash at the end of the Performance Period. Restricted Shares and Deferred Shares will require a charge against income equal to the fair market value of the awarded shares at the time of award less the amount, if any, paid or payable by the awardee. Such charge is spread over the earn-out period for the Restricted or Deferred Shares. Given the variety of awards that may be made separately or in combination under the Amended Plan, actual awards may result in periodic charges against income in certain other circumstances.

REQUIRED VOTE

     Approval of the Amendment requires the affirmative vote of the holders of a majority of Common Shares present, or represented, and entitled to vote on the matter at the Annual Meeting.

     THE DIRECTORS RECOMMEND A VOTE FOR APPROVAL OF THE AMENDMENT TO THE CLEVELAND-CLIFFS INC 1992 INCENTIVE EQUITY PLAN (AS AMENDED AND RESTATED AS OF MAY 13, 1997).

                 APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

                                (PROPOSAL NO. 3)

     A proposal will be presented at the Meeting to ratify the appointment of the firm of Ernst & Young LLP as independent public accountants to examine the books of account and other records of the Company and its consolidated subsidiaries for the fiscal year ending December 31, 1999. Representatives of Ernst & Young LLP are expected to be present at the Meeting. Such representatives will have an opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions. Although such ratification is not required by law, the Board of Directors believes that shareholders should be given this opportunity to express their views on the subject. While not binding on the Board of Directors, the failure of the shareholders to ratify the appointment of Ernst & Young LLP as the Company's independent public accountants would be considered by the Board in determining whether or not to continue the engagement of Ernst & Young LLP.

     THE DIRECTORS RECOMMEND A VOTE FOR THIS PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS YOUR COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS.

                                 ANNUAL REPORT

     The Company's 1998 Annual Report to Shareholders, including financial statements, is being distributed to all shareholders of the Company together with this Proxy Statement, in satisfaction of the requirements of the SEC. Additional copies of such report are available upon request. To obtain additional copies of such Annual Report please contact the Company's Investor Relations Department at (216) 694-5459.

                              GENERAL INFORMATION

     The cost of soliciting proxies will be paid by the Company. In addition to solicitation by mail, solicitations may also be made by personal interview, telegram and telephone. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to their principals, and the Company will reimburse them for their expenses in so doing. Officers and other regular employees of the Company, as yet undesignated, may also request the return of proxies by telephone, telegram, or in person. Finally, the Company has retained Georgeson & Company Inc., New York, New York, to assist in the solicitation of proxies using the means referred to above, at an anticipated cost of $10,000, plus reasonable expenses.

     Pursuant to regulations of the SEC, the material appearing under the captions "Compensation Committee Report on Executive Compensation" and "Shareholder Return Performance" are not deemed to be soliciting material or to be filed with the SEC or subject to Regulation 14A promulgated by the SEC or
Section 18 of the Securities Exchange Act of 1934.

     The Common Shares represented by properly executed proxy cards will be voted as specified. It is intended that the Common Shares represented by proxies on which no specification has been made will be voted FOR the election of the nominees for Director named herein or such substitute nominees as the Board of Directors may designate, FOR approval of the Amendment to the Cleveland Cliffs Inc 1992 Incentive Equity Plan (As Amended and Restated as of May 13, 1997), FOR ratification of Ernst & Young LLP as the firm of independent public accountants to examine the books of account and other records of the Company and its consolidated affiliates for the fiscal year 1999 and at the discretion of the persons named as proxies on all other matters which may properly come before the Meeting.

     At the Meeting, the results of shareholder voting will be tabulated by the inspector of elections appointed for the Meeting. The Company intends to treat properly executed proxies that are marked "abstain" or that are held in "street name" by brokers and are not voted on one or more particular proposals (if otherwise voted on at least one proposal) as "present" for purposes of determining whether a quorum has been achieved at the Meeting. The candidates for Directors receiving a plurality of the votes will be elected. Votes withheld in respect of the election of Directors will not be counted in determining the outcome of that vote. In respect of the proposal to approve the Amendment to the Cleveland-Cliffs Inc 1992 Incentive Equity Plan (As Amended and Restated as of May 13, 1997) and the proposal to ratify the appointment of the independent public accountants, abstentions will be treated as votes against the proposal, and broker non-votes will be treated as having no effect on the outcome of the vote.

     If notice in writing shall be given by any shareholder to the President, a Vice President or the Secretary, not less than 48 hours before the time fixed for the holding of the Meeting, that such shareholder desires that the voting for the election of Directors shall be cumulative, and if an announcement of the giving of such notice is made upon the convening of the Meeting by the Chairman or Secretary or by or on behalf of the shareholder giving such notice, each shareholder shall have the right to cumulate such voting power as he or she possesses at such election. Under cumulative voting a shareholder may cast for any one nominee as many votes as shall equal the number of Directors to be elected, multiplied by the number of his or her Common Shares. All of such votes may be cast for a single nominee or may be distributed among any two or more nominees as he or she may desire. If cumulative voting is invoked, and unless contrary instructions are given by a shareholder who signs a proxy, all votes represented by such proxy will be cast in such manner and in accordance with the discretion of the person acting as proxy as will result in the election of as many of the Board of Directors' nominees as is possible.

                                 OTHER BUSINESS

     It is not anticipated that any other matters will be brought before the Meeting for action; however, if any such other matters shall properly come before the Meeting, it is intended that the persons authorized under proxies may, in the absence of instructions to the contrary, vote or act thereon in accordance with their best judgment.

                             SHAREHOLDER PROPOSALS

DEADLINE FOR INCLUSION IN PROXY MATERIALS

     Any proposal by a shareholder of the Company intended to be presented at the year 2000 Annual Meeting of Shareholders must be received by the Company on or before November 22, 1999 to be included in the proxy materials of the Company relating to such meeting.

DISCRETIONARY VOTING OF PROXIES

     In accordance with recent amendments to Rule 14a-4 under the Securities Exchange Act of 1934, if notice of a proposal by a shareholder of the Company intended to be presented at the year 2000 Annual Meeting of Shareholders is received by the Company after February 5, 2000, the persons authorized under the Company's management proxies may exercise discretionary authority to vote or act on such proposal if the proposal is raised at the Company's Annual Meeting of Shareholders to be held in year 2000.

                                   IMPORTANT
TO ASSURE YOUR REPRESENTATION AND A QUORUM FOR THE TRANSACTION OF BUSINESS AT THE MEETING, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD PROMPTLY.

                                                                      APPENDIX A

                                AMENDMENT TO THE
                CLEVELAND-CLIFFS INC 1992 INCENTIVE EQUITY PLAN
                  (AS AMENDED AND RESTATED AS OF MAY 13, 1997)

                                    RECITALS

     WHEREAS, the Cleveland-Cliffs Inc 1992 Incentive Equity Plan (As Amended and Restated as of May 13, 1997) ("Plan") was approved by the shareholders of Cleveland-Cliffs Inc ("Company") on May 13, 1997;

     WHEREAS, the Board of Directors of the Company ("Board") finds that it is in the best interest of the Company and its shareholders to amend the Plan to increase the number of shares available by 550,000 ("Amendment"); and

     WHEREAS, the Board has approved the Amendment in accordance with the provisions of Section 17 of the Plan, subject to approval by the shareholders of the Company at the 1999 Annual Meeting of Shareholders.

     NOW, THEREFORE, the Plan is hereby amended, effective as of May 11, 1999 upon approval of the shareholders of the Company, as follows:

          1. Section 3 of the Plan is amended to read as follows:

             "3. SHARES AVAILABLE UNDER THE PLAN. Subject to adjustment as provided in Section 10 of this Plan, the number of Common Shares issued or transferred (a) upon the exercise of Option Rights, (b) as Restricted Shares and released from substantial risks of forfeiture thereof, (c) in payment of Performance Shares or Performance Units that shall have been earned, (d) as Deferred Shares, or (e) in payment of dividend equivalents paid with respect to awards made under this Plan, shall not in the aggregate exceed 1,700,000 (595,000 of which were approved in 1992, 555,000 of which were approved in 1997, and 550,000 of which are being added as of May 11, 1999); provided, however, that the number of Restricted Shares that are not conditioned on the attainment of Management Objectives, plus the number of Deferred Shares shall not (after taking any forfeitures into account) exceed 150,000, subject to adjustment pursuant to Section 10 of the Plan. Such shares may be Common Shares of original issuance or Common Shares held in treasury or a combination thereof. Upon the payment of any Option Price by the transfer to the Company of Common Shares or upon satisfaction of any withholding amount by means of transfer or relinquishment of Common Shares, there shall be deemed to have been issued or transferred under this Plan only the net number of Common Shares actually issued or transferred by the Company."

          2. Except as amended by the Amendment, the Plan shall remain in full force and effect.

     Executed in Cleveland, Ohio, as of                     , 1999.

                                          CLEVELAND-CLIFFS INC

                                          By:
                                          --------------------------------------
                                            President and Chief Executive
                                              Officer

                                          And:
                                          --------------------------------------
                                             Secretary

                              CLEVELAND-CLIFFS INC

                                   NOTICE OF
                                 ANNUAL MEETING
                                OF SHAREHOLDERS
                                 TO BE HELD ON
                                  MAY 11, 1999
                                      AND
                                PROXY STATEMENT

  COMMON                          CLEVELAND-CLIFFS INC
  SHARES       18TH FLOOR DIAMOND BUILDING - CLEVELAND, OHIO 44114-2589

    P         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
    R
    O       The undersigned hereby appoints J. D. Ireland III, J.C. Morley,
    X    A. Schwartz and A. W. Whitehouse, as Proxies, each with the power to
    Y appoint his substitute, and hereby authorizes them to represent and to vote all of Cleveland-Cliffs Inc Common Shares held of record by the undersigned on March 15, 1999, at the Annual Meeting of Shareholders to be held on May 11, 1999, or at any adjournment or adjournments thereof, as follows:

            Election of Directors, Nominees:

            J. S. Brinzo, R. C. Cambre, R. S. Colman, J. D. Ireland III, G. F. Joklik, L. L. Kanuk, F. R. McAllister, J. C. Morley, S. B. Oresman,
            A. Schwartz.

         YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED SHAREHOLDER; IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3 INCLUSIVE. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.

                                                                   -----------
                   (TO BE SIGNED AND DATED ON OTHER SIDE)          SEE REVERSE
                                                                       SIDE
                                                                   -----------


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

                                                                                                                    | 0696
                                                                                                                    --------
[X]   PLEASE MARK YOUR
      VOTES AS IN THIS
      EXAMPLE.

                   FOR  WITHHELD                        FOR  AGAINST  ABSTAIN                             FOR  AGAINST  ABSTAIN
1. Election of    [ ]    [ ]   2. Approval of the      [ ]    [ ]      [ ]   3. Ratification of the      [ ]    [ ]      [ ]
    Directors                      Amendment to the                              appointment of Ernst &
    (see reverse)                  Cleveland-Cliffs Inc                          Young LLP as
                                   1992 Incentive Equity                         independent public
 For, except vote withheld         Plan (as Amended                              accountants
 from the following nominee(s):    and Restated as of
                                   May 13, 1997)

 --------------------------------
-------------------------------------------------------------------------------------------------------------------------------

                                                                        IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED
                                                                        TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY
                                                                        COME BEFORE THE MEETING.

                                                                        Please sign exactly as name appears hereon. Joint
                                                                        owners should each sign. When signing as attorney,
                                                                        executor, administrator, trustee or guardian, please
                                                                        give full title as such.


                                                                        --------------------------------------------------

                                                                        --------------------------------------------------
                                                                          SIGNATURE(S)                           DATE

--------------------------------------------------------------------------------------------------------------------------

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                                   IMPORTANT
              PLEASE COMPLETE AND RETURN YOUR PROXY CARD PROMPTLY
                          USING THE ENCLOSED ENVELOPE